Exhibit 16.1
(Beard Miller Company LLP Letterhead)
October 1, 2009
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Dear Ladies and Gentlemen:
We are the former independent registered public accounting firm for Chesapeake Utilities Corporation (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated on, or about, October 1, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,
/s/ Beard Miller Company LLP